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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                   FORM 8-A/A
                                 Amendment No. 1
                                 ---------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               RONSON CORPORATION
             (Exact name of registrant as specified in its charter)

          New Jersey                                     22-0743290
(State or other jurisdiction of                (IRS Employer Identification No.)
        incorporation)

Corporate Park III, Campus Drive, PO Box 6707, Somerset, NJ    08875-6707
          (Address of principal executive offices)             (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class:            Name of Each Exchange on Which Registered:
     --------------------            ------------------------------------------

             None                                       None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities  Act  registration  statement file number to which this form relates:
____________ (if applicable)

        Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
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                              (Title of Each Class)

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

                                Explanatory Note

         This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A filed by Ronson Corporation on December 16, 1998, relating to the registration of preferred share purchase rights.

Item 1.     Description of Registrant's Securities to be Registered.

         The Board of Directors of Ronson Corporation (the "Company") has approved Amendment Number 3 to the Company's Preferred Shares Rights Agreement (the "Rights Agreement"), extending the final expiration date of the Rights Agreement to September 1, 2011. The Rights Agreement was originally adopted with a ten-year term expiring on October 22, 2008. The full text of Amendment Number 3 to the Rights Agreement is filed as Exhibit 4 to this Amendment No. 1 on Form 8-A/A to the Company's Registration Statement on Form 8-A and is incorporated herein by reference.

         Pursuant to Section 12 of the Rights Agreement as originally adopted, the Company has filed with Registrar and Transfer Company, as rights agent, its certificate reflecting adjustments to the purchase price of rights under the Rights Plan which result from share dividends declared by the Company's Board of Directors since adoption of the Rights Plan. As a result of these dividends, the purchase price of each right to purchase one one-thousandth share of the Company's Series A Participating Preferred Stock, $.001 par value, issuable under the Rights Plan has been adjusted to $14.22 (from $20.00), and the redemption price to the Company for each such right has been adjusted to $0.0071 (from $0.0100).

Item 2.     Exhibits.

  No.    Description
------   -----------------------------------------------------------------------

   1 Preferred Shares Rights Agreement dated as of December 8, 1998 between Ronson Corporation and Registrar and Transfer Co. (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed by the Company on December 16, 1998).

   2 Amendment Number 1 to Preferred Shares Rights Agreement between Ronson Corporation and Registrar and Transfer Co.

   3 Amendment Number 2 to Preferred Shares Rights Agreement between Ronson Corporation and Registrar and Transfer Co. (incorporated by reference to Exhibit 99.a to the Current Report on Form 8-K filed by the Company on October 8, 2003).

   4 Amendment Number 3 to Preferred Shares Rights Agreement between Ronson Corporation and Registrar and Transfer Co.

   5     Certificate of Adjusted Exercise Price of the Company.

                                   SIGNATURES

         Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                      RONSON CORPORATION


Date: October 10, 2008                By:  /s/ Louis V. Aronson II
                                           -------------------------------------
                                           Louis V. Aronson II
                                           President and Chief Executive Officer

                                  Exhibit Index

  No.    Description
------   -----------------------------------------------------------------------

   1 Preferred Shares Rights Agreement dated as of December 8, 1998 between Ronson Corporation and Registrar and Transfer Co. (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed by the Company on December 16, 1998).

  2 Amendment Number 1 to Preferred Shares Rights Agreement between Ronson Corporation and Registrar and Transfer Co.

  3 Amendment Number 2 to Preferred Shares Rights Agreement between Ronson Corporation and Registrar and Transfer Co. (incorporated by reference to Exhibit 99.a to the Current Report on Form 8-K filed by the Company on October 8, 2003).

   4 Amendment Number 3 to Preferred Shares Rights Agreement between Ronson Corporation and Registrar and Transfer Co.

   5     Certificate of Adjusted Exercise Price of the Company.